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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   ----------

                                   FORM 8-A/A

                                AMENDMENT NO. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                               HNC Software Inc.
             (Exact name of registrant as specified in its charter)


               Delaware                                   33-0248788
(State of incorporation or organization)               (I.R.S. Employer
                                                      Identification No.)

      5935 Cornerstone Court West
             San Diego, CA                                  92121
(Address of principal executive offices)                  (Zip code)

If this Form relates to the                If this Form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box. [ ]                                   box. [x]

Securities Act registration statement file number to which this form relates:
N/A


                    Securities to be registered pursuant to
                        Section 12(b) of the Act: None.


       Securities to be registered pursuant to Section 12(g) of the Act:
                        Preferred Stock Purchase Rights
                                (Title of Class)
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Item 1:   Description of Registrant's Securities to be Registered:

     Reference is hereby made to the Registration Statement filed with the Securities Exchange Commission (the "Commission") on Form 8-A, dated March 6, 2002 (the "Original Form 8-A"), by HNC Software Inc., a Delaware corporation (the "Company"), relating to the rights distributed to the stockholders of the Company (the "Rights") in connection with the Rights Agreement, dated as of March 6, 2002 (the "Rights Agreement"), between the Company and EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agent"). The Original Form 8-A is incorporated herein by reference.

     On April 28, 2002, the board of directors of the Company authorized the Amendment to Rights Agreement, dated as of April 28, 2002 (the "Amendment"), between the Company and the Rights Agent.

     The Amendment (1) amends Section 1(a) of the Rights Agreement to provide that neither Fair Issac and Company, Incorporated, a Delaware corporation ("Fair Issac"), nor any of its Subsidiaries, Affiliates or Associates, shall be or become an Acquiring Person as a result of the execution, delivery or performance, or public announcement, of the Agreement and Plan of Merger among the Company, Fair Issac and Northstar Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Fair Issac, dated as of April 28, 2002, as such may be amended (the "Merger Agreement"), or the consummation of any of the transactions contemplated thereby and (2) provides that the Rights will expire immediately prior to the Effective Time, as defined in the Merger Agreement.

     The Rights Agreement is filed as Exhibit 4.01 to the Company's Registration Statement on Form 8-A filed with the Commission on March 7, 2002 and incorporated by reference as Exhibit 1 to this Form 8-A/A. The Amendment is attached as Exhibit 2 to this Form 8-A/A. The foregoing summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the exhibits hereto, which are incorporated herein by reference.

Item 2:   Exhibits

          1. Rights Agreement dated as of March 6, 2002, between the Company and EquiServe Trust Company, N.A., as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Right Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares. (Incorporated by reference to Exhibit 4.01 to the Company's Registration Statement on Form 8-A filed on March 7, 2002.)

          2. Amendment, dated April 28, 2002, to Rights Agreement, dated as of March 6, 2002, between Company and Rights Agent.



                                       2
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                                   SIGNATURE



     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 2, 2002

                                        HNC SOFTWARE INC.

                                        By: /s/ Mary Burnside
                                           ---------------------------
                                           Name: Mary Burnside
                                           Title: Chief Operating Officer





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                                 EXHIBIT INDEX


  Exhibit
  -------

     1. Rights Agreement dated as of March 6, 2002, between the Company and EquiServe Trust Company, N.A., as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Right Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares. (Incorporated by reference to Exhibit 4.01 to the Company's Registration Statement on Form 8-A filed on March 7, 2002.)

     2. Amendment, dated April 28, 2002, to Rights Agreement, dated as of March 6, 2002, between Company and Rights Agent.